Exhibit (a)(2)

SHAREHOLDERS AGREEMENT

     THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of February 5, 2005, by and among NewCal Corporation, a California corporation (the “Company”), Victor Zaccaglin (“Zaccaglin”), each of the prospective common stock holders of the Company identified on Exhibit A hereto who become signatories to this Agreement and any additional equity security holders or prospective equity security holders of the Company who become signatories to this Agreement (Zaccaglin and such prospective or actual equity security holders each being referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

RECITALS

     A. Zaccaglin and each of the other Shareholders own shares of common stock of Calprop Corporation, a California corporation (“Calprop”).

     B. The parties hereto contemplate that Zaccaglin will cause the Company to make a tender offer (the “Tender Offer”) in accordance with applicable law to acquire all of the outstanding shares of common stock of Calprop not held by Zaccaglin or any of the other Shareholders referred to herein and that Zaccaglin will contribute to the Company such funds as the Company shall require to pay the costs of the Tender Offer, including the purchase price for the shares of Calprop stock purchased in the Tender Offer, and of the Merger referred to herein. Zaccaglin is only willing to do so, however, on condition that each of the other Shareholders enter into this Agreement and cooperate to complete the transactions provided for herein.

     C. The parties hereto further contemplate that if the Tender Offer results in the tender of sufficient shares of Calprop common stock so that the Company and the Shareholders collectively own more than ninety percent (90%) of the outstanding shares of Calprop common stock, then (i) Zaccaglin and each of the other Shareholders will contribute all of their Calprop common stock to the Company in exchange for shares of common stock of the Company (the “Company Common Stock”), and (ii) promptly thereafter the Company will be merged with and into Calprop (the “Merger”). Calprop will be the surviving corporation in the Merger and cash will be paid in the Merger for all outstanding shares of Calprop common stock not held by the Company.

     D. The parties hereto also deem it in their best interests and in the best interest of the Company to restrict the sale, assignment, transfer, encumbrance or other disposition of their equity securities in the Company, including issued and outstanding shares of Company Common Stock, and to provide for certain rights and obligations with respect thereto as hereinafter provided.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the Company and the Shareholders agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

     1.1 Definitions. As used herein, the following terms shall have the meanings indicated below:

     “AAA” shall have the meaning provided in Section 4.12.

     “Affiliate” shall mean with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, (ii) any spouse or immediate family member of any such specified natural person, (iii) any relative other than a spouse or immediate family member who has the same principal residence as any such specified natural person, (iv) any trust in which any of the Persons described in clause (i), (ii) or (iii) above has a beneficial interest and (v) any corporation, partnership, limited liability company or other organization in which any such Persons described in clause (i), (ii) or (iii) above collectively own more than fifty percent (50%) of the equity interests.

     “Agreement” shall have the meaning provided in the Preamble.

     “Approved Sale” shall have the meaning provided in Section 3.5(a).

     “Arbitrable Claim” shall have the meaning provided in Section 4.12.

     “Calprop” shall have the meaning provided in Recital A.

     “Company” shall have the meaning provided in the Preamble.

     “Company Common Stock” shall have the meaning provided in Recital C.

     “Company Sale” shall mean the consummation of the sale to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) 80% or more of the Fully Diluted Company Common Stock (whether such acquisition is effected by merger, consolidation, sale or transfer of the Company’s capital stock or any similar transaction) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Exempt Transfer” shall mean a transfer by a Shareholder to its Related Parties; provided that at the date of Transfer to any such Related Party shall be an “accredited investor” as defined in Rule 501 under the Securities Act); and provided, further, that no Transfer shall be an Exempt Transfer unless the transferee agrees in writing to be bound by this Agreement as if such transferee were a Shareholder with respect to such transferred securities and evidences such agreement by executing a joinder agreement substantially in the form of Exhibit B hereto.

     “Fully Diluted Company Common Stock” shall mean all of the Company Common Stock, assuming conversion, exercise or exchange of all outstanding convertible, exercisable or exchangeable securities, options, warrants and similar securities or instruments into or for Company Common Stock (regardless of whether such convertible, exercisable or exchangeable securities, options, warrants or similar securities or instruments are then convertible, exercisable or exchangeable) except for compensatory stock options which shall not be deemed outstanding unless they have vested.

     “Independent Third Party” shall mean any Person who, immediately prior to the contemplated transaction, does not own in excess of five percent (5%) of the Fully Diluted Company Common Stock, who is not controlling, controlled by or under common control with any such five percent (5%) owner of the Company Common Stock and who is not a Related Party to, or Affiliate of, any such five percent (5%) owner of the Company Common Stock.

     “Majority Holders” shall mean the holders of Company voting equity securities representing more than 66% of all shares of Fully Diluted Company Common Stock.

     “Merger” shall have the meaning provided in Recital D.

     “Offered Securities” shall have the meaning provided in Section 3.4(a).

     “Offering Notice” shall have the meaning provided in Section 3.4(a)(i).

     “Offering Shareholder” shall have the meaning provided in Section 3.4(a).

     “Person” shall mean an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization or any other similar entity or any governmental authority.

     “Related Party” shall mean with respect to any specified Person: (i) any parent entity, controlling shareholder, 50% or more owned subsidiary, or, in the case of natural persons, the spouse, or any parent, grandparent or lineal descendant of such specified Person; (ii) a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, owners or persons holding a 50% or more controlling interest of which consist of such specified Person and/or such other Persons referred to in the immediately preceding clause (i).

     “Reoffer Notice” shall have the meaning provided in Section 3.4(a)(iv).

     “Reoffered Shares” shall have the meaning provided in Section 3.4(a)(iv).

     “Restricted Securities” shall mean any equity securities of the Company owned beneficially or of record by any Shareholder.

     “SEC” shall mean the Securities and Exchange Commission.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Shareholder” shall have the meaning provided in the Preamble.

     “Shareholder’s Percentage Share” shall mean, with respect to any transaction covered by Section 3.4, a fraction, the numerator of which is the number of shares of Fully Diluted Company Common Stock held by such Shareholder, and the denominator of which is the number of shares of Fully Diluted Company Common Stock held by all Shareholders entitled to receive a Reoffer Notice, other than the Shareholder(s) participating in the transaction which gave rise to the right of first offer set forth in Section 3.4.

     “Subsidiary” shall mean, with respect to any Person, all other Persons of which such Person owns, directly or indirectly, a majority of the voting equity securities or is a general partner or managing member or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person.

     “Tender Offer” shall have the meaning provided in Recital B.

     “Transfer” shall have the meaning provided in Section 3.1.

     “Transferee” shall have the meaning provided in Section 3.2.

     “Zaccaglin” shall have the meaning provided in the Preamble.

     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. References to Articles, Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit to this Agreement.

ARTICLE II.

TENDER OFFER, CONTRIBUTION AND MERGER

     2.1 Tender Offer and Contribution. Zaccaglin agrees to contribute cash to the Company in an amount sufficient to purchase any shares tendered to the Company in connection with the Tender Offer and to pay for shares of Calprop common stock in the Merger at a price of $0.65 per share, and to pay for all costs and expenses related to the Tender Offer and the Merger, not to exceed $1,261,655.55 in the aggregate for all such payments and costs. In addition, if the Tender Offer and any related transactions result in the tender of sufficient shares of Calprop common stock so that the Company and the Shareholders will collectively own more than 90% of the outstanding shares of Calprop common stock, then Zaccaglin and each other Shareholder shall contribute all of their respective shares of Calprop common stock to the Company in exchange for the number of shares of Company Common Stock set forth opposite their respective names on Exhibit A hereto. To assure the timely performance of the Shareholders’ obligations to contribute their Calprop common stock to the Company, each Shareholder shall, concurrently with such Shareholder’s execution of this Agreement, deliver to Zaccaglin the certificates representing all of their Calprop common stock, duly endorsed in blank by the Person or Persons in whose name each such certificate is registered or accompanied by a duly executed form of stock power separate from certificate. If the Tender Offer results in the tender of sufficient shares as provided above, Zaccaglin shall deliver a notice of that fact to each other Shareholder and shall thereupon be authorized, without necessity of any action or consent of any Shareholder, to endorse the Calprop stock certificates over to the Company and to cause the Company to issue the numbers of shares of its Company Common Stock specified in Exhibit A hereto to the Shareholders named therein. If the Tender Offer is abandoned, Zaccaglin shall deliver a notice of that fact to each other Shareholder and shall return to the Shareholders the Calprop stock certificates they delivered to Zaccaglin pursuant to this Section 2.1.

     2.2 Tender Offer Information and Cooperation. It is acknowledged by all Shareholders that the Company will require certain information regarding the Shareholders for filings required to be made under the Exchange Act in connection with the Tender Offer. Each Shareholder agrees promptly to provide all information for such purposes that may be requested by the Company, and represents and warrants to the Company and to each other Shareholder that the information provided by such Shareholder will be accurate and complete in all material respects. Each Shareholder further agrees to take all such other actions as may be reasonably requested by the Company in connection with the Tender Offer.

     2.3 Merger. Each Shareholder agrees to take all actions necessary at any time or from time to time to call or cause the Company or the appropriate officers or directors of the Company to call, one or more special meetings of Shareholders of the Company and to vote all shares of Company Common Stock at any such special meeting in favor of, or to provide a written consent in lieu of any such meeting, in favor of the Merger.

     2.4 Power of Attorney; Proxy. In furtherance of the covenants of the Shareholders contained in this Article II, each Shareholder hereby appoints Zaccaglin, with full power of substitution, as such Shareholder’s true and lawful attorney-in-fact, agent and proxy for the purpose of (i) endorsing such Shareholder’s Calprop stock certificates over to the Company pursuant to Section 2.1, (ii) signing written consents circulated pursuant to Section 2.3 on behalf of such Shareholder and (iii) voting the shares of Company Common Stock owned or held by such Shareholder at any special meeting convened pursuant to Section 2.3. Each Shareholder acknowledges and agrees that both the power of attorney granted under this Section 2.4 and the agency and proxy granted by such Shareholder pursuant to this Section 2.4 is and shall be deemed to be coupled with an interest, shall be irrevocable, and shall be binding upon any successor, executor or personal or legal representative of such Shareholder.

ARTICLE III.

RESTRICTIONS ON TRANSFER

     3.1 General. No Shareholder shall, directly or indirectly, sell, assign, pledge, encumber, hypothecate or otherwise transfer (each of the foregoing being referred to herein as a “Transfer”) Restricted Securities except in accordance with this Agreement. The Company shall not, and shall not permit any transfer agent or registrar for the Restricted Securities to, transfer upon the books of the Company any Restricted Securities by any Shareholder to any Transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

     3.2 Legends; Securities Subject to this Agreement. If a Shareholder shall Transfer any Restricted Securities (including any Restricted Securities acquired after the date hereof) to any Person (all Persons acquiring Restricted Securities from a Shareholder as described in this Agreement, regardless of the method of Transfer, being referred to collectively as “Transferees” and individually as a “Transferee”) in accordance with this Agreement, such Transferee shall be subject to and bound by the provisions of this Agreement and the certificates representing such Transferee’s securities shall bear legends as provided in Section 4.1; provided, however, that the provisions of this Section 3.2 shall not apply in respect of a sale of Restricted Securities in a registered public offering under the Securities Act or pursuant to Rule 144, or any successor rule promulgated under the Securities Act, at any time after the Company Common Stock has been registered under the Exchange Act, pursuant to which sale the Transferee receives securities that are freely tradeable under the federal securities laws.

     3.3 No Violations or Breach. No Shareholder shall, directly or indirectly, Transfer any Restricted Securities at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration or qualification of Restricted Securities under any such laws. In order to enforce the foregoing, the Company may request that, in addition to any other documentation reasonably required pursuant to this Agreement, the transferring Shareholder provide it with a written opinion of counsel, in form and substance reasonably acceptable to counsel to the Company, to the effect that such Transfer is exempt from registration under the federal securities laws and exempt from registration or qualification under state securities or blue sky laws.

3.4 Right of First Offer.

     (a) General. Subject to Section 3.4(c), if a Shareholder proposes to Transfer any Restricted Securities the Shareholder (the “Offering Shareholder”) shall first offer the Restricted Securities (referred to collectively herein as the “Offered Securities”), to the Company and the other Shareholders in accordance with the following provisions:

     (i) The Offering Shareholder shall deliver a notice (the “Offering Notice”) to the Company and each of the other Shareholders stating (1) the Offering Shareholder’s bona fide intention to Transfer the Offered Securities; (2) the number of Offered Securities to be offered for Transfer; and (3) the price and terms upon which the Offering Shareholder proposes to Transfer the Offered Securities.

     (ii) Within 30 days after the Offering Notice is given, the Company may, subject to Section 3.4(a)(v), elect to purchase from the Offering Shareholder, at the price and on the terms specified in the Offering Notice, any or all of the Offered Securities offered in the Offering Notice by delivery of written notice to the Offering Shareholder by the Company prior to the expiration of the 30-day exercise period; provided, however, that if the Company does not elect to purchase all of the Offered Securities, this right and the right of the other Shareholders provided in Section 3.4(a)(iv) and (v) shall be conditioned upon the balance of such Securities being purchased by other Shareholders pursuant to Section 3.4(a)(iv) and (v).

     (iii) Subject to Section 3.4(a)(v), the closing of the purchase of Offered Securities by the Company shall take place at the principal offices of the Company (or such other location as the parties may agree on) within fifteen (15) business days after the expiration of the 30-day period following the giving of the Offering Notice on a date and at a time reasonably acceptable to each of the Company and the Offering Shareholder. At such closing, the Company shall make payment in the appropriate amount by means of a certified or cashiers check or by a wire transfer or delivery of promissory notes or other appropriate documents, as applicable based on the terms specified by the Offering Shareholder and agreed to by the Company, to the Offering Shareholder against delivery of certificates representing the securities so purchased, duly endorsed in blank by the Person or Persons in whose name such certificates are registered or accompanied by a duly executed forms of stock power separate from certificate.

     (iv) If the Company does not elect to purchase all of the shares of Offered Securities offered in the Offering Notice, the Company shall give written notice to each of the other Shareholders (the “Reoffer Notice”), of its decision not to exercise its rights or of the number of Offered Securities available for purchase (the “Reoffered Shares”) on or before the final day of the Company’s 30-day exercise period and the right to purchase the Reoffered Shares that remain available for purchase shall pass to each of such other Shareholders. Each such Shareholder shall initially be entitled to purchase such Shareholder’s Percentage Share. If any Reoffered Shares have not been elected to be purchased after such allocation and any Shareholders desire to purchase more Reoffered Shares than their Shareholder’s Percentage Share of the Reoffered Shares, all of the remaining Reoffered Shares which such Shareholders have elected to purchase shall be allocated to them pro rata based on the number of Offered Securities each has elected to purchase or as otherwise agreed to among such remaining Shareholders. Each Shareholder will have 15 days from receipt of notice from the Company to exercise such Shareholder’s purchase rights under this Section 3.4 by written notice to the Offering Shareholder and the Company. Subject to Section 3.4(a)(v), the closing of any purchase and sale under this subsection shall be held within 15 business days following the exercise by such Shareholder of the repurchase rights hereunder in accordance with the provisions of Section 3.4(a)(iii).

     (v) Notwithstanding the rights of first offer granted to the Company and the Shareholders in this Section 3.4(a), such purchase rights shall only apply if the Company and the Shareholders, collectively, acquire all of the Offered Securities. If the Company elects to acquire some, but less than all, of the Offered Shares, the closing of the Company’s purchase contemplated by Section 3.4(a)(iii) shall be deferred and take place simultaneously with the purchase by the Shareholders contemplated by Section 3.4(a)(iv), provided that the Company and the other Shareholders elect to, and do, acquire all of the Offered Securities.

     (b) Right to Sell. If all of the Offered Securities are not purchased at the closings referred to in Sections 3.4(a)(iii) or (a)(iv) or the purchase requirement of Section 3.4(a)(v) is not satisfied or waived, the Offering Shareholder shall, for a period of 90 days thereafter, have the right to transfer all but not less than all of the Offered Securities offered in the Offering Notice upon terms and conditions (including the price per security) not more favorable to the purchaser in the aggregate than those specified in the Offering Notice. If the Offering Shareholder does not transfer such Offered Securities within the specified 90-day period, the right of first offer provided for in this Section 3.4 shall continue to be applicable to any subsequent disposition of such Restricted Securities.

     (c) Exceptions. Notwithstanding the terms and provisions of Section 3.4(a), the right of first offer provided for in this Section 3.4 shall not be applicable to (i) any repurchase by the Company of equity securities from an employee approved by the Board of Directors, or (ii) any Exempt Transfer.

     (d) Transferees Bound. Any purchaser of Restricted Securities shall be bound by the terms of this Agreement.

3.5 Company Sale.

     (a) General. If the Board of Directors of the Company and the Majority Holders approve a Company Sale (an “Approved Sale”), all other Shareholders will consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of stock, all Shareholders will agree to sell their Restricted Securities on the terms and conditions approved by the Board of Directors and the Majority Holders. The other Shareholders will take all actions that the Board of Directors and the Majority Holders reasonably deem necessary or desirable in connection with the consummation of the Approved Sale. Without limiting the generality of the foregoing, it is expressly agreed that, in respect of an Approved Sale in accordance with this

Section 3.5, no Shareholder will assert any dissenters’ rights or similar statutory or legal right to appraisal and payment of the fair value of their shares, or otherwise assert any challenge to, such Approved Sale.

   (b) Same Consideration to all Shareholders. The obligations of the Shareholders with respect to an Approved Sale are subject to the satisfaction of the condition that, upon the consummation of the Approved Sale, all of the holders of Company Common Stock, preferred stock or other Company securities then exercisable for, or convertible into, Company Common Stock will receive the same form and amount of consideration per underlying share of Company Common Stock, or if any holders of Company Common Stock are given an option as to the form and amount of consideration to be received, all holders will be given the same option, it being understood, however, that (i) appropriate reduction will be made for the exercise price applicable to any stock warrants or options, (ii) if required by applicable law, appropriate tax withholdings shall be deducted and (iii) in the case of any preferred stock, a holder may elect to receive the liquidation preference thereof if greater than the value of the underlying Company Common Stock.

   (c) Securities Law Compliance. If the Company or the holders of the Company’s securities enter into any private placement negotiation or transaction for which Rule 506 (or any similar rule then in effect) adopted by the Commission under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Shareholders will, to the extent requested by the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to the Company. If any Shareholder appoints a purchaser representative at the request of the Company, the Company will pay the fees of such purchaser representative.

   (d) Costs and Expenses. The Shareholders will bear their pro rata share (based upon the net proceeds payable to such Shareholders) of the costs and expenses of any sale of capital stock of the Company pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or the acquiring party, it being understood that the Company is expressly authorized to account for such costs and expenses as a reduction to the purchase price or merger consideration per share, as the case may be. Costs and expenses incurred to benefit, or incurred because of, certain Shareholders (including, without limitation, payroll and other taxes applicable to compensatory stock arrangements) shall be borne by the Shareholder(s) receiving such benefit or who are the cause for the incurrence of any such cost or expense.

ARTICLE IV.

MISCELLANEOUS

     4.1 Legend. The certificates representing the Restricted Securities to be held by each of the Shareholders shall bear the following legend in addition to any other legend that may be required from time to time under applicable law or pursuant to any other contractual obligation:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (EACH A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF FEBRUARY 5, 2005. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR STATE SECURITIES LAWS AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT, WITH RESPECT TO WHICH EXEMPTION THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.

     Each of the parties hereto agrees that it will not Transfer any Restricted Securities without complying with each of the restrictions set forth herein and agrees that in connection with any Transfer of Restricted Securities it will, if requested by the Company, deliver at its expense to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company and counsel for the Company, that such Transfer is not in violation of the securities laws of the United States of America or any state thereof.

     4.2 Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and permitted assigns subject to the terms of this Agreement. Restricted Securities sold to the public pursuant to an effective registration statement or pursuant to Rule 144 at any time after the Company Common Stock has been registered under the Exchange Act shall no longer be subject to any of the provisions of this Agreement.

     4.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be deemed to have been duly given or delivered when delivered personally or telecopied (receipt confirmed, with a copy sent by reputable overnight courier), or one business day after delivery to a reputable overnight courier, postage prepaid, to the address of the party set forth below such person’s signature on this Agreement or to such address as the party to whom notice is to be given may provide in a written notice to each of the other parties to this Agreement, a copy of which written notice shall be on file with the Secretary of the Company.

     4.4 Recapitalizations, etc. The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Restricted Securities, to any and all shares of capital stock of the Company or any capital stock, partnership interests, membership interests or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Company Common Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, classification, merger, consolidation or otherwise. Without limiting the generality of the foregoing, the Shareholders acknowledge and agree that this Agreement shall continue to be binding with respect to any equity securities of Calprop acquired by them in the Merger

     4.5 Inspection and Compliance with Law. The Company shall keep copies of this Agreement available for inspection or copying by any Shareholder at the offices of the Company through the Secretary of the Company.

     4.6 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to the conflict of laws provisions thereof).

     4.7 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of the holders of not less than 66% of all shares of Fully Diluted Company Common Stock held by all Shareholders. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding any provision of this Section 4.7 to the contrary, no amendment to this Agreement may remove or otherwise amend in any material respect a right granted to a specific Shareholder without the prior written consent of each such Shareholder.

     4.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.9 Facsimile Signatures. Any signature page delivered pursuant to this Agreement via facsimile shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

     4.10 Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     4.11 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     4.12 Arbitration; Dispute Resolution Process. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (each an “Arbitrable Claim”), shall be settled by final and binding arbitration conducted in Los Angeles, California. All such Arbitrable Claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”). Such arbitrators shall be provided through AAA by mutual agreement of the parties; provided, that, absent such agreement, the arbitrators shall be appointed by AAA. In either event, such arbitrators may not have any preexisting direct or indirect relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the SEC and the Nasdaq Stock Market if applicable), neither party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

     Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. This dispute resolution procedure is intended to be the exclusive method of resolving any Arbitrable Claims arising out of or relating to this Agreement. The arbitration procedures shall follow the substantive law of the State of California, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The arbitrators shall determine the prevailing party and shall include in their award that party’s reasonable attorneys’ fees and costs.

     4.13 Waiver of Jury Trial. Consistent with Section 4.12, each signatory to this Agreement further waives its respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between any of the signatories hereto relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing, and to relate to any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims and all other common law and statutory claims.

     4.14 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first written above.

NEWCAL CORPORATION

By:/s/ Victor Zaccaglin
Name: Victor Zaccaglin
Title: President

Address:	13160 Mindanao Way
Suite 180
Marina Del Rey, CA 90292

Copy to:	Mayer, Brown, Rowe & Maw LLP
350 South Grand Avenue
25th Floor
Los Angeles, California 90071
Attn: James R. Walther, Esq.
Telecopy: (213) 625-0248

Victor and Hannah Zaccaglin Trust, dated
March 20, 1992

By: /s/ Victor Zaccaglin
Name: Victor Zaccaglin
Title: Trustee

Address:	2205 Tunbridge Court
Bellaire Crest
Los Angeles, CA 90077

/s/ John Curci John Curci

Address:	717 Lido Park Drive
Newport Beach, California 92663

/s/ John L. Curci
John L. Curci

Address:	717 Lido Park Drive
Newport Beach, California 92663

S-1

Curci Investments, LLC

By:/s/ John Curci
Name: John Curci
Title: Managing Member

Address:	717 Lido Park Drive Newport Beach, California 92663

John L. Curci Trust

By: /s/ John L. Curci
Name: John L. Curci
Title: Trustee

Address:	717 Lido Park Drive
Newport Beach, California 92663

Eileen M. Zaccaglin Trust, dated June 20, 2001

By: /s/ Gary Petch
Name: Gary Petch
Title: Trustee

Address:	P.O. Box 749
Murietta, California 92564-0749

Victor Lee Zaccaglin Trust, dated June 20, 2001

By: /s/ Gary Petch
Name: Gary Petch
Title: Trustee

Address:	P.O. Box 749
Murietta, California 92564-0749

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EXHIBIT A

LIST OF SHAREHOLDERS

1.	Victor and Hannah Zaccaglin Trust, dated March 20, 1992

2.	John Curci

3.	John L. Curci

4.	Curci Investments, LLC

5.	John L. Curci Trust

6.	Eileen M. Zaccaglin Trust, dated June 20, 2001

7.	Victor Lee Zaccaglin Trust, dated June 20, 2001

EXHIBIT B

FORM OF

SHAREHOLDERS AGREEMENT JOINDER

     As of the date set forth below, the undersigned is acquiring from [NewCal Corporation or name of transferring NewCal shareholder] (“___”) [number] shares (the “Shares”) of the Company Common Stock, of NewCal Corporation, a California corporation (the “Company”). By execution of this Shareholders Agreement Joinder, the undersigned shall be deemed to be a Shareholder as that term is defined in, and to be a party to, that certain Shareholders Agreement, dated as of ___, 2004, by and between the Company and the Shareholders identified therein (the “Shareholders Agreement”). Pursuant to Section 4.2 (but subject to Section 2.2) of the Shareholders Agreement, the undersigned shall have all rights, and shall observe all the obligations, in respect of the Shares applicable to a “Shareholder” as set forth in the Shareholders Agreement. To evidence the foregoing, the name of undersigned shall be added by the Company to the list of “Shareholders” set forth in Exhibit A to the Shareholders Agreement, which addition shall not require the approval of any Shareholder.

Date: __________________

New Shareholder

Name:
Address for
Notices:
NEWCAL CORPORATION

By:
Name:
Title: